EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			15-012

Date: July 20, 2015	Contact:	Erik Staffeldt
Finance & Treasury Director

Helix Reports Second Quarter 2015 Results

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) reported a net loss of $(2.6) million, or $(0.03) per diluted share, for the second quarter of 2015 compared to net income of $57.8 million, or $0.55 per diluted share, for the same period in 2014 and net income of $19.6 million, or $0.19 per diluted share, for the first quarter of 2015. Net income for the six months ended June 30, 2015 was $17.0 million, or $0.16 per diluted share, compared with net income of $111.5 million, or $1.05 per diluted share, for the six months ended June 30, 2014.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our second quarter results are indicative of overall weak industry conditions in the oilfield services sector. Our well intervention business was negatively impacted this quarter by a longer than planned Q4000 regulatory dry-dock and customer delays on the H534; this was partially offset by increased utilization in the North Sea, anchored by the Well Enhancer and the return to work of the Skandi Constructor. This quarter we took delivery of the Q5000 and made the final shipyard payment with proceeds from our Q5000 Term Loan. Additional proceeds from the loan increased our cash position. Helix continues to implement the steps necessary to secure our long term position in this market.”

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Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2015	6/30/2014	3/31/2015	6/30/2015	6/30/2014

Revenues	$166,016	$305,587	$189,641	$355,657	$559,159

Gross Profit	$24,208	$109,138	$34,947	$59,155	$184,984
	15%	36%	18%	17%	33%

Net Income (Loss) Applicable to Common Shareholders	$(2,635)	$57,782	$19,642	$17,007	$111,501

Diluted Earnings (Losses) Per Share	$(0.03)	$0.55	$0.19	$0.16	$1.05

Adjusted EBITDA [1]	$35,689	$109,050	$51,364	$87,053	$201,551

1 EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	6/30/2015	6/30/2014	3/31/2015
Revenues:
Well Intervention	$85,675	$181,218	$104,051
Robotics	75,101	119,704	80,171
Production Facilities	20,293	24,049	18,385
Intercompany Eliminations	(15,053)	(19,384)	(12,966)
Total	$166,016	$305,587	$189,641

Income from Operations:
Well Intervention	$4,135	$64,775	$14,794
Robotics	4,303	21,877	9,457
Production Facilities	8,444	10,459	4,578
Gain (Loss) on Disposition of Assets	—	(1,078)	—
Corporate / Other	(9,009)	(17,322)	(6,607)
Intercompany Eliminations	(199)	45	106
Total	$7,674	$78,756	$22,328

Business Segment Results

o
Well Intervention revenues decreased 18% in the second quarter of 2015 from revenues in the first quarter of 2015 primarily due to lower vessel utilization in the Gulf of Mexico. Vessel utilization in the Gulf of Mexico was 42% in the second quarter compared to 81% in the first quarter of 2015. The Q4000 was in dry-dock for 64 days during the quarter, while the H534 utilization decreased to 55% in the second quarter compared to 71% in the first quarter of 2015. In the North Sea, vessel utilization was 84% in the second quarter, compared to 54% in the first quarter of 2015. The Well Enhancer was fully utilized in the second quarter, while the Skandi Constructor utilization increased to 68% in the second quarter after being dockside most of the first quarter and most of April. The rental intervention riser systems continue to positively contribute to revenues; IRS #2 was on-hire for entire second quarter of 2015, while IRS #1 was deployed in June and on-hire for 25 days.

o
Robotics revenues decreased 6% in the second quarter of 2015 from revenues in the first quarter of 2015 driven by lower selling rates. The robotics chartered vessel fleet utilization decreased to 81% for the quarter from 86% in the first quarter of 2015. During the second quarter we added the Grand Canyon II to our chartered vessel fleet, increasing the fleet to five vessels. ROV utilization remained constant quarter over quarter at 61%.

Other Expenses

o
Selling, general and administrative expenses were 10.0% of revenue in the second quarter of 2015, compared to 6.7% of revenue in the first quarter of 2015. Our second quarter 2015 expenses include $2.5 million of charges associated with the provision for the uncertain collection of a portion of an existing trade receivable. The decrease in SG&A during Q1 primarily reflects a reduction of costs associated with our variable performance-based incentive compensation.

o
Net interest expense and other increased to $10.3 million in the second quarter of 2015 from $5.2 million in the first quarter of 2015. Net interest expense increased to $5.2 million in the second quarter of 2015, reflecting the funding of the Q5000 Term Loan at the end of April. Other expense was $5.0 million in the second quarter of 2015 compared to $1.2 million in the first quarter of 2015, which primarily reflects foreign exchange fluctuations in our non-U.S. dollar functional currencies.

Financial Condition and Liquidity

o
Our total liquidity at June 30, 2015 was approximately $1.0 billion, consisting of $500 million in cash and cash equivalents and $450 million in unused availability under our revolver. Consolidated net debt at June 30, 2015 was $294 million. Net debt to book capitalization at June 30, 2015 was 15%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation below.)

o
We incurred capital expenditures (including capitalized interest) totaling $197 million in the second quarter of 2015, compared to $58 million in the first quarter of 2015. The increase in capital expenditures in the second quarter was driven by the final shipyard payment associated with the delivery of the Q5000 vessel.

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Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its second quarter 2015 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Tuesday, July 21, 2015, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 800-761-0059 for persons in the United States and 1-212-231-2914 for international participants. The passcode is “Tripodo”. A replay of the conference will be available under “Investor Relations” by selecting the “Audio Archives” link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt and net debt to book capitalization. We define EBITDA as earnings before net interest expense and other, income taxes, and depreciation and amortization expense. We deduct the noncontrolling interests related to the adjustment components of EBITDA and the gain or loss on disposition of assets to arrive at our measure of Adjusted EBITDA. Net debt is calculated as the sum of financial debt less cash and cash equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net revenues	$166,016	$305,587	$355,657	$559,159
Cost of sales	141,808	196,449	296,502	374,175
Gross profit	24,208	109,138	59,155	184,984
Gain on disposition of assets, net	—	(1,078)	—	10,418
Selling, general and administrative expenses	(16,534)	(29,304)	(29,153)	(49,698)
Income from operations	7,674	78,756	30,002	145,704
Equity in earnings (losses) of investments	(323)	(507)	(302)	201
Other income - oil and gas	899	1,596	3,825	13,872
Net interest expense and other	(10,271)	(4,534)	(15,497)	(9,827)
Income (loss) before income taxes	(2,021)	75,311	18,028	149,950
Income tax provision	614	17,529	1,021	37,946
Net income (loss) , including noncontrolling interests	(2,635)	57,782	17,007	112,004
Less net income applicable to noncontrolling interests	—	—	—	(503)
Net income (loss) applicable to common shareholders	$(2,635)	$57,782	$17,007	$111,501

Earnings (losses) per share of common stock:
Basic	$(0.03)	$0.55	$0.16	$1.06
Diluted	$(0.03)	$0.55	$0.16	$1.05

Weighted average common shares outstanding:
Basic	105,357	104,992	105,324	105,059
Diluted	105,357	105,295	105,324	105,359

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2015	Dec. 31, 2014	(in thousands)	Jun. 30, 2015	Dec. 31, 2014
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$500,062	$476,492	Accounts payable	$98,804	$83,403
Accounts receivable, net	163,978	135,300	Accrued liabilities	66,788	104,923
Current deferred tax assets	32,331	31,180	Income tax payable	—	9,143
Other current assets	36,664	51,301	Current maturities of L-T debt (1)	71,497	28,144
Total Current Assets	733,035	694,273	Total Current Liabilities	237,089	225,613

Property & equipment, net	1,919,973	1,735,384	Long-term debt (1)	722,515	523,228
Equity investments	145,588	149,623	Deferred tax liabilities	257,852	260,275
Goodwill	62,294	62,146	Other non-current liabilities	41,414	38,108
Other assets, net	73,306	59,272	Shareholders' equity (1)	1,675,326	1,653,474
Total Assets	$2,934,196	$2,700,698	Total Liabilities & Equity	$2,934,196	$2,700,698

(1)	Net debt to book capitalization - 15% at June 30, 2015. Calculated as total debt less cash and equivalents ($293,950) divided by sum of total net debt and shareholders' equity ($1,969,276).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures
Three and Six Months Ended June 30, 2015

Earnings Release:
Reconciliation From Net Income (Loss) Applicable to Common Shareholders to Adjusted EBITDA:
				Six Months
	2Q15	2Q14	1Q15	2015	2014
	(in thousands)
Net income (loss) applicable to common shareholders	$(2,635)	$57,782	$19,642	$17,007	$111,501
Adjustments:
Net income applicable to noncontrolling interests	—	—	—	—	503
Income tax provision	614	17,529	407	1,021	37,946
Net interest expense and other	10,271	4,534	5,226	15,497	9,827
Depreciation and amortization	27,439	28,127	26,089	53,528	52,853
EBITDA	35,689	107,972	51,364	87,053	212,630
Adjustments:
Noncontrolling interests	—	—	—	—	(661)
(Gain) loss on disposition of assets, net	—	1,078	—	—	(10,418)
Adjusted EBITDA	$35,689	$109,050	$51,364	$87,053	$201,551

We define EBITDA as earnings before net interest expense and other, income taxes, and depreciation and amortization expense. We deduct the noncontrolling interests related to the adjustment components of EBITDA and the gain or loss on disposition of assets to arrive at our measure of Adjusted EBITDA. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded from these measures.